CERTIFICATE OF SECOND AMENDMENT

TO THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF THE SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK OF VISCOUNT SYSTEMS, INC.

Pursuant to NRS 78.1955 – After Issuance of Class or Series

I, Dennis Raefield, President and Chief Executive Officer of Viscount Systems Inc., a corporation organized and existing under the laws of the State of Nevada (the "**Company**"), hereby certify the following:

FIRST: The Certificate of Designation, Preferences and Rights of the Series A Convertible Redeemable Preferred Stock (the "**A Shares**") was filed with the Secretary of State of the State of Nevada (the "**Secretary**") on June 5, 2012 and a Certificate of Amendment to the Certificate of Designation, Preferences and Rights of the A Shares was filed by the Company with the Secretary on October 17, 2012 (collectively, the "**Certificate**").

SECOND: The board of directors of the Company on March 20, 2014 duly adopted the following resolutions further amending the Certificate:

RESOLVED, that that the Certificate be further amended as follows:

1. Subsection 1(b)(2)(iii) of the Certificate be deleted in its entirety and replaced with the following:

(iii) directly and/or indirectly, adopt, amend and/or supplement any stock option plan and/or similar plan (the "**SOP Plans**"), except where the maximum number of shares of Common Stock that may be acquired directly and/or indirectly upon exercise of stock options issued under the SOP Plans, when aggregated with the maximum number of shares of Common Stock that may be acquired directly and/or indirectly under all other stock option plans and/or stock options outstanding as of the date hereof (including, but not limited to, all stock options issued prior to the date hereof under any SOP Plans and/or otherwise, regardless of whether any such SOP Plans and/or other stock options have terminated and/or expired with or without being exercised) does not and will not at any time prior to and including March 3, 2017, exceed in the aggregate 32,500,000 shares of Common Stock (which 32,500,000 shall be proportionately adjusted to take into account each stock split and/or reverse stock split occurring following the date the Second Amendment to this Certificate was filed with the Secretary of State of the State of Nevada.

2. The following Section 4A be added immediately following Section 4 of the Certificate:

4A. **CONVERSION OF A SHARES INTO A NOTES**. The A Shares shall be convertible into senior secured convertible notes of the Company ("**A**

Notes") in the circumstances, and on the terms and subject to the conditions set forth in this **Section 4A**.

(a) Optional Conversion. In addition to the occurrence of any of the events set forth in Section 7 of the Consent (as defined below), in the event that at any time (i) the number of directors on the Board exceeds nine (9) directors; (ii) the by-laws of the Company (as amended), and/or the Articles of Incorporation of the Company (as amended) is amended to increase and/or otherwise allow the number of directors eligible to be appointed and/or elected to the Board to an amount greater than nine (9) directors; and/or (iii) any proposal is adopted and/or presented for vote to and/or by the shareholders of the Company and/or the Board to directly and/or indirectly take any of the actions set forth in (i) and/or (ii) above, then each Holder shall have the irrevocable right to convert at any time and from time to time all and/or any portion of its A Shares into A Notes. Notwithstanding anything to the contrary provided in this Certificate or elsewhere, the right of a Holder to convert its A Shares into A Notes as provided in this Certificate, shall be in addition to all other rights whether in law, equity or otherwise a Holder may have whether pursuant to this Certificate or elsewhere.

(b) Determination as to Number of A Notes. A Shares shall be convertible into an aggregate principal amount per A Note equal to the product of (i) 150%, multiplied by (ii) the sum of (a) the stated value of each A Share converting into A Notes, plus (b) all accrued but unpaid dividends and other funds owed to such Holder with respect to such converting A Shares through and including the date the Holder receives its A Notes and evidence such A Notes are secured as provided elsewhere herein, all to the satisfaction of the Holders of a majority of the aggregate stated value of A Shares then outstanding. Each such A Note shall be payable on demand, bear interest at the rate of 14% per annum which interest shall compound daily and be payable quarterly in arrears in immediately available funds no later than the 5th day of the first month following the last day of any quarter (which interest rate shall increase to the lesser of (i) 21% per annum and (ii) the highest amount permitted by applicable law, if any interest payment is not received in immediately available funds by the Holder on the date so required and/or upon any other default in the A Notes), be secured by a senior first priority lien (but pari passu to any B Notes issued, as defined below), on all of assets of the Company and its Subsidiaries, and shall be convertible at any time and from time to time into shares of Common Stock.

For the purposes of this Certificate, "**B Notes**" means senior secured convertible notes of the Company if issued as provided pursuant to a Consent by the Holders executed February 24, 2014, by the Company and two (2) holders of A Shares (the "**Consent**").

(c) Determination as to Number of Shares of Common Stock. Each A Note shall be convertible at any time and from time to time into such number of shares of Common Stock as shall equal the quotient of (i) the aggregate principal amount, all accrued but unpaid interest on the A Note and any other funds owed to the Holder by the Company that the Holder has elected to convert into A Shares; divided by (ii) the product of (a) 75% multiplied by (b) the lowest closing bid price of a share of Common Stock for the 20 consecutive Trading Days with the last Trading Day being the Trading

Day immediately prior to the Trading Day the holder of an A Note informs the Company in writing that it is converting all and/or any part of its A Note into shares of Common Stock.

(d) Failure to Issue or Secure A Notes and/or Failure to Deliver Certificates. In the event, among other items, the A Notes are not issued and/or secured as provided herein within three (3) Trading Days from the date a Holder provides notice to the Company of its decision to convert all and/or any portion of its A Shares into A Notes, the Holder shall be deemed nevertheless to have the A Note with all of the terms set forth herein and the Company shall pay in immediately available funds every five (5) Trading Days to the Holder of each such converting A Share, $2,500 per day for each day until and including the date such required A Note is issued to such Holder and the Holder receives conclusive evidence that such A Note is secured as provided elsewhere herein, all to the full satisfaction of the Holder. In addition, if unlegended shares of Common Stock in the required amount are not received within three (3) Trading Days from the date a written request is sent to the Company by a holder of A Notes to convert all or a portion of such A Notes into shares of Common Stock, then such holder of A Notes shall be entitled to the same damages, penalties and/or compensation as a Holder would be entitled to upon the Company breaching the provisions of any Sections of the Certificate upon a Holder converting A Shares into Conversion Shares as set forth in this Certificate, including, but not limited to, as provided in Section 4(d), Section 4(e) and Section 4(f) of this Certificate. Notwithstanding anything to the contrary provided herein or elsewhere, any A Note required to be issued shall contain, among the other provisions set forth in this Certificate, all of the provisions set forth in Section 1, 4, 5, 6, 9, 10, 12, 13, 14, 15, 16, 18, 19 (but subject to the increased interest rates set forth in Section 4A(b) of this Certificate), and 20 of this Certificate conformed, to the extent necessary, to apply to convertible indebtedness (i.e. the A Notes). Such above damages, compensation and penalties shall be in addition to all other damages, compensation, penalties and/or remedies whether in law and/or equity available to a holder of A Notes, as a holder of A Notes.

3. The following Section 5(g) is hereby added immediately following Section 5(f) of the Certificate:

(i) Other Events. Notwithstanding anything to the contrary provided in this Certificate or elsewhere, if the Company, for a period expiring on the end of the day February 24, 2017, Eastern Standard Time (the first to occur of (i) and (ii) immediately following hereof shall be referred to as an "**Event**"):

(ii) effectuates an initial closing of the sale of its shares of Series B Convertible Redeemable Preferred Stock (the "**B Shares**"), and five (5) year warrants to purchase 50% of the aggregate number of shares of Common Stock issuable upon conversion of the B Shares, at an initial exercise price per share of Common Stock equal to the product of (I) two (2), multiplied by (II) the initial Conversion Price (the "**B Warrants**") (or any other transaction involving the B Shares agreed to by the Company and any One East Party (as defined below), the "**New Preferred Offering**"), (whether or

not either of One East Partners Master, L.P., OEP Opportunities, L.P. and/or any of their affiliates (a "**One East Party**"), purchases any Company securities in the New Preferred Offering), and/or

(iii) sells shares of Common Stock and/or issues and/or sells securities of the Company (which for the purposes hereof shall exclude the Common Warrants, as defined below) exercisable, convertible and/or exchangeable ("**Common Stock Equivalents**"), into shares of Common Stock including, but not limited to, in the proposed offering of up to 20,000,000 shares of Common Stock, with each such share of Common Stock having a one-half share purchase warrant attached (the "**Common Warrants**"), each Common Warrant entitling the holder thereof to acquire an additional share of Common Stock at a price of $0.20 for a period of five (5) years (such proposed offering whether on the terms set forth above, or on different terms than as set forth above, whereby Common Stock is being offered shall be referred to as the "**New Common Offering**"); provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, if a New Common Offering occurs, but within ninety (90) calendar days following the final closing of the New Common Offering, a closing of the New Preferred Offering occurs, then the Event shall be the New Preferred Offering,

(the highest (a) price that a share of Common Stock is sold by the Company, and/or (b) exercise, conversion and/or exchange price of any Common Stock Equivalent of the Company sold and/or issued to investors in an Event (including, but not limited to in the New Preferred Offering or the New Common Offering), shall hereinafter be referred to as the "**Additional Share Trigger Price**"))

then in the event the Company subsequent to the Event sells and/or issues any shares of Common Stock and/or any Common Stock Equivalents having a sale and/or exercise, conversion or exchange price (the "**Subsequent Lower Issuance Price**") less than the Additional Share Trigger Price (a "**Subsequent Lower Issuance**"), then and in each such case the Company shall issue (without cost to any Holder), such number of additional shares of Common Stock (the "**Additional Common Stock**") calculated as follows on a per Holder basis:

$A = [((B / C) - 1) \times D] - A1$

A is the number of Additional Common Stocks to be issued to the Holder.

B is the Additional Share Trigger Price.

C is the greater of (I) the Subsequent Lower Issuance Price and (II) the Conversion Price.

D is the number of shares of Common Stock issuable to the Holder on conversion of its A Shares as at the date of the Subsequent Lower Issuance.

A1 is the aggregate number of Additional Common Stock previously issued to the Holder (or any prior holder of the A Shares held by such Holder) pursuant to one or more prior Subsequent Lower Issuances.

For example; assuming an Additional Share Trigger Price of $0.10 and a Subsequent Lower Issuance Price of $0.08, and assuming the number of shares of Common Stock issuable to a Holder on conversion of such Holder's A Shares at the Subsequent Lower Issuance is 100, and further assuming no prior Subsequent Lower Issuances, the number of Additional shares of Common Stock to be issued to the Holder would be 25.

The Common Stock issuances set forth in this Section 5(g) shall occur each time the Company issues and/or sells shares of Common Stocks and/or Common Stock Equivalents with a price and/or an exercise, exchange and/or conversion price, as the case may be, less than the Additional Share Trigger Price. The Additional Share Trigger Price shall also be adjusted for stock splits, reverse stock splits and related items as provided in this Certificate affecting all the issued and outstanding shares of Common Stock in the same manner. Notwithstanding anything to the contrary provided herein, the Additional Share Trigger Price shall not increase as a result of further issuances of securities by the Company.

4. Section 17 of the Certificate is hereby amended by deleting in their entirety solely the words "17. BOARD OBSERVER/DIRECTOR." and adding the following "17. BOARD OBSERVER/DIRECTORS.(a)."

5. Section 17 is hereby further amended by adding the following paragraphs (b) and (c) immediately following paragraph (a) of Section 17.

(b) Holders of a majority of the aggregate Stated Value of A Shares then outstanding (the "**Required A Shareholders**"), are hereby expressly provided with the irrevocable right to appoint up to two (2) directors (the "**A Directors**") inclusive of the A Director appointment right provided in Section 17(a) of this Certificate (except if the Holders are not entitled to appoint an A Director pursuant to Section 17(a) because the Company met the thresholds referred to in Schedule 2 to the Purchase Agreement, then the Holders shall be entitled to appoint two (2) A Directors pursuant to and on the terms set forth in this Section 17(b) and in Section 17(c) of this Certificate, of their choice (which A Directors do not have to be holders of A Shares), to the Board, at any time and from time to time commencing August 24, 2014 (the "**Start Date**"), (and the Required A Shareholders shall have the right at any time and from time to time to replace any such A Director); provided, however, notwithstanding anything to the contrary provided herein or elsewhere, prior to the Start Date, the Required A Shareholders shall have the right to appoint one or both A Directors immediately upon the occurrence of (I) a vacancy is created on the Board and/or, (II) there is a direct and/or indirect breach and/or default by the Company of (A) any rights of any holder of A Shares, (B) the Consent, (C) this Certificate and/or the Certificate of Designation, Preferences and Rights of the B Shares (including, but not limited to any amendment to this Certificate required by the Consent, whether such amendment was actually adopted or not), (D) any debt,

material agreement and/or obligations of the Company and/or any of its direct, indirect, wholly owned and/or partially owned Subsidiaries and/or (E) any event occurs which has or could reasonably be expected to have a material adverse effect on the Company, any Subsidiary and/or the business or prospects of the Company and/or any Subsidiary. If at any time and from time to time (A) before the Start Date, but following the occurrence of any event set forth in (I) and/or (II) above, and/or (B) after the Start Date, the Required A Shareholders inform the Board in writing (the "**Notice**"), of its decision to appoint one (1) or both of the A Directors to the Board (or if the Required A Shareholders elect to replace one (1) or both A Directors), and within five (5) Trading Days from the date of such Notice, such proposed A Director or A Directors, as the case may be, regardless of the reason therefor, are not appointed as directors to the Board or replace one (1) or both of the existing A Directors if required by the Required A Shareholders, as the case may be, then each holder of A Shares shall at any time and from time to time have the irrevocable right to convert all and/or any portion of its A Shares into A Notes. Notwithstanding anything to the contrary provided herein or elsewhere, the failure of the Required A Shareholders to appoint an A Director(s) does not directly and/or indirectly result in any waiver of any of rights of any holders of A Shares provided herein or elsewhere including, but not limited to, appointing the A Directors.

(c) Notwithstanding anything to the contrary provided herein or elsewhere, the right of the Holders to appoint and have the A Directors remain Directors to the Board shall be for a period of three (3) years from the date of each appointment of an A Director.

6. The following Section 20 hereby is added to the Certificate immediately following Section 19 of the Certificate:

20. Any direct and/or indirect actual or possible conflict, interpretation and/or discrepancy between the Consent and this Certificate shall be governed by reference to the Consent.

THIRD: The approval of the holders representing 85.2% of the issued and outstanding A Shares has been obtained in accordance with NRS 78.1955.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 21st day of March, 2014.

VISCOUNT SYSTEMS, INC.

By: ______________________
Name: Dennis Raefield
Title: President and Chief Executive Officer